Exhibit 99.1

Mercantile Bank Corporation Announces Solid Second Quarter Results

Strong local deposit and commercial loan growth and ongoing strength in asset quality metrics highlight quarter

GRAND RAPIDS, Mich., July 16, 2024 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $18.8 million, or $1.17 per diluted share, for the second quarter of 2024, compared with net income of $20.4 million, or $1.27 per diluted share, for the second quarter of 2023.  Net income during the first six months of 2024 totaled $40.3 million, or $2.50 per diluted share, compared with net income of $41.3 million, or $2.58 per diluted share, during the first six months of 2023.

“Our solid second quarter financial performance provides further evidence of our ability to successfully navigate the challenges arising from shifting economic and operating environments,” said Ray Reitsma, President and Chief Executive Officer of Mercantile. “We are very pleased with the levels of local deposit and commercial loan growth during the quarter, which demonstrate our ongoing focus on new client acquisition, meeting the banking needs of existing customers, and relationship banking.  Our net interest margin remained healthy during the second quarter, which when coupled with the local deposit and commercial loan expansion and notable increases in several noninterest income categories, provided for strong operating results during the period.  As evidenced by the sustained strength in asset quality metrics, we remain committed to growing and administering the loan portfolio in a disciplined manner.”

Second quarter highlights include:

●	Strong local deposit growth
●	Robust commercial loan portfolio expansion
●	Continuing strength in commercial loan pipeline
●	Substantial increases in several noninterest income revenue streams
●	Sustained low levels of nonperforming assets, past due loans, and loan charge-offs
●	Solid capital position

Operating Results

Net revenue, consisting of net interest income and noninterest income, was $56.8 million during the second quarter of 2024, up $1.6 million, or 2.8 percent, from $55.2 million during the prior-year second quarter.  Net interest income during the current-year second quarter was $47.1 million, down $0.5 million, or 1.0 percent, from $47.6 million during the respective 2023 period as higher yields on, along with growth in, earning assets were more than offset by an increased cost of funds. Noninterest income totaled $9.7 million during the second quarter of 2024, up $2.0 million, or 26.6 percent, from $7.7 million during the second quarter of 2023.  The increase in noninterest income mainly reflected higher levels of mortgage banking income and service charges on accounts.

The net interest margin was 3.63 percent in the second quarter of 2024, down from 4.05 percent in the prior-year second quarter.  The yield on average earning assets was 6.07 percent during the current-year second quarter, an increase from 5.61 percent during the respective 2023 period.  The higher yield primarily resulted from an increased yield on loans.  The yield on loans was 6.64 percent during the second quarter of 2024, up from 6.19 percent during the second quarter of 2023 mainly due to higher interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee (“FOMC”) raising the targeted federal funds rate in an effort to reduce elevated inflation levels.  The FOMC increased the targeted federal funds rate by 75 basis points during the period of March 2023 through July 2023, during which time average variable-rate commercial loans represented approximately 68 percent of average total commercial loans.

The cost of funds was 2.44 percent in the second quarter of 2024, up from 1.56 percent in the second quarter of 2023 primarily due to higher costs of deposits and borrowed funds, reflecting the impact of the rising interest rate environment.  A change in funding mix, mainly consisting of a decrease in noninterest-bearing and lower-cost deposits and an increase in higher-cost money market accounts and time deposits stemming from deposit migration and new deposit relationships, also contributed to the increased cost of funds.

Mercantile recorded provisions for credit losses of $3.5 million and $2.0 million during the second quarters of 2024 and 2023, respectively.  The provision expense recorded during the current-year second quarter primarily reflected an individual allocation for a nonperforming commercial loan relationship and allocations necessitated by net loan growth.  The provision expense recorded during the second quarter of 2023 mainly reflected allocations required by net loan growth and adjustments to historical loss factors to better represent Mercantile’s expectations for future credit losses.

Noninterest income totaled $9.7 million during the second quarter of 2024, up $2.0 million, or 26.6 percent, from $7.7 million during the second quarter of 2023.  The growth primarily resulted from increases in mortgage banking income and service charges on accounts, with the latter mainly stemming from enhanced use of cash management products.  The higher level of mortgage banking income primarily resulted from an increased loan sold percentage, which rose from approximately 43 percent during the second quarter of 2023 to approximately 75 percent during the second quarter of 2024.  Increases in payroll service fees, bank owned life insurance income, and interest rate swap income also contributed to the higher level of noninterest income.

Noninterest expense totaled $29.7 million during the second quarter of 2024, compared to $27.8 million during the prior-year second quarter.  The increase in noninterest expense mainly resulted from larger salary costs, reflecting annual merit pay increases, market adjustments, higher residential mortgage lender commissions and incentives, and lower residential mortgage loan deferred salary costs.  Higher levels of data processing costs, primarily reflecting increased transaction volume and software support costs, and health insurance claims also contributed to the rise in noninterest expense.

Mr. Reitsma commented, “We are very pleased with the noteworthy increases in mortgage banking income and treasury management fees.  The growth in mortgage banking income mainly reflected the success of a strategic initiative to increase the percentage of loans originated with the intent to sell, while the higher level of treasury management fees, which was fueled by increases in service charges on accounts and payroll processing fees, in large part stemmed from the expanded use of products and services. Our net interest margin, while decreasing as anticipated due to a higher cost of funds, remained above historical levels during the second quarter of 2024.  We regularly review our operating processes to identify further opportunities to improve efficiency while meeting balance sheet growth objectives and continuing to provide customers with the excellent service that they have become accustomed to.  Despite the unique circumstances surrounding a troubled non-real-estate-related commercial loan relationship that necessitated a sizeable reserve allocation, we believe the credit trends associated with our commercial loan portfolio remain solid and steady.”

Balance Sheet

As of June 30, 2024, total assets were $5.60 billion, up $249 million from December 31, 2023.  Total loans increased $134 million, or an annualized 6.3 percent, during the first six months of 2024, primarily reflecting commercial loan growth of $118 million, or an annualized 6.9 percent.  The commercial loan portfolio growth during the first six months of 2024 occurred despite the full payoffs and partial paydowns of certain larger relationships, which aggregated approximately $76 million during the period.  The payoffs and paydowns primarily resulted from customers using excess cash flows generated within their operations to make line of credit and unscheduled term loan principal paydowns, as well as from sales of assets.  Residential mortgage loans and other consumer loans grew $12.2 million and $4.3 million, respectively, during the first half of 2024.  Interest-earning deposits and securities available for sale increased $75.6 million and $30.8 million, respectively, during the first six months of 2024, with the growth in interest-earning deposits largely reflecting the success of a strategic initiative to enhance on-balance sheet liquidity.

As of June 30, 2024, unfunded commitments on commercial construction and development loans, which are expected to be funded over the next 12 to 18 months, and residential construction loans, which are expected to be largely funded over the next 12 months, totaled approximately $320 million and $37 million, respectively.

Commercial and industrial loans and owner-occupied commercial real estate loans combined represented approximately 57 percent of total commercial loans as of June 30, 2024, a level that has remained relatively consistent with prior periods and in line with management’s expectations.

Total deposits equaled $4.15 billion as of June 30, 2024, representing an increase of $246 million, or an annualized 12.6 percent, from December 31, 2023.  Local deposits were up $261 million, or 14.0 percent annualized, during the first six months of 2024, while brokered deposits decreased $15.2 million during the respective period.  The growth in local deposits, which exceeded loan growth by over 6 percent on an annualized basis, provided for a reduction in the loan-to-deposit ratio from 110 percent as of December 31, 2023, to 107 percent as of June 30, 2024.  The increase in local deposits during the first six months of 2024, which occurred despite the typical level of seasonal noninterest-bearing deposit withdrawals by customers to make bonus and tax payments and partnership distributions, reflected new deposit relationships and growth in existing deposit relationships.  Wholesale funds were $580 million, or approximately 12 percent of total funds, at June 30, 2024, compared to $636 million, or approximately 14 percent of total funds, at December 31, 2023.  Noninterest-bearing checking accounts represented approximately 27 percent of total deposits as of June 30, 2024, which is in line with historical levels.

Mr. Reitsma noted, “The significant growth in commercial loans during the first six months of 2024, reflecting increases in all portfolio segments, occurred despite elevated amounts of full and partial payoffs and paydowns.  Our lending team has done an exceptional job of meeting existing customers’ credit needs and identifying new lending opportunities, with an emphasis on securing potential clients’ overall banking relationships.  In light of our robust commercial loan pipeline and credit availability for commercial construction and development loans, we believe commercial loan growth will be solid in forthcoming periods.  We are delighted with the local deposit growth during the year-to-date period, and gaining deposit market share will remain a top priority.”

Asset Quality

Nonperforming assets totaled $9.1 million, or 0.2 percent of total assets, at June 30, 2024, compared to $6.2 million, or 0.1 percent of total assets, at March 31, 2024, and $3.6 million, or less than 0.1 percent of total assets, at December 31, 2023.  The increase in nonperforming assets during the first six months of 2024 substantially resulted from the deterioration of two commercial loan relationships, which were placed on nonaccrual and fully reserved for during the period.  The level of past due loans remains nominal.  During the second quarter of 2024, loan charge-offs were minimal, while recoveries of prior period loan charge-offs equaled $0.3 million, providing for net loan recoveries of $0.3 million, or an annualized 0.02 percent of average total loans.  During the first six months of 2024, loan charge-offs totaled less than $0.1 million, while recoveries of prior period loan charge-offs equaled $0.7 million, providing for net loan recoveries of $0.7 million, or an annualized 0.03 percent of average total loans.

Mr. Reitsma remarked, “Our steadfast commitment to employing thorough and disciplined underwriting practices to meet loan portfolio growth objectives is evidenced by our sustained strength in asset quality metrics.  Nonperforming assets, while increasing during the first six months of 2024 primarily due to the deterioration of two non-real-estate-related commercial loan relationships, remain at a low level.  As reflected by continuing low levels of nonaccrual loans, past due loans, and loan charge-offs, our commercial borrowers have continued to demonstrate resiliency in dealing with the challenges stemming from current operating conditions, including higher interest rates and the associated increase in debt service requirements.  We continue to closely monitor our commercial loan portfolio for signs of systemic distress and believe our efforts to identify emerging credit issues as soon as possible will help limit the impact of any such noted issues on our overall financial condition.  Our residential mortgage loan and consumer loan portfolios, which have not exhibited signs of systemic credit deterioration, such as higher delinquency levels, have continued to perform well.”

Capital Position

Shareholders’ equity totaled $551 million as of June 30, 2024, up $29.0 million from December 31, 2023.  Mercantile Bank maintained “well-capitalized” positions at the end of the second quarter of 2024 and year-end 2023, with total risk-based capital ratios of 13.9 percent and 13.4 percent, respectively.  As of June 30, 2024, Mercantile Bank had approximately $204 million in excess of the 10 percent minimum regulatory threshold required to be categorized as a “well-capitalized” institution.

All of Mercantile Bank’s investments are categorized as available-for-sale.  As of June 30, 2024, the net unrealized loss on these investments totaled $67.4 million, resulting in an after-tax reduction to equity capital of $53.2 million.  Although unrealized gains and losses on investments are excluded from regulatory capital ratio calculations, Mercantile Bank’s excess capital over the minimum regulatory requirement to be considered a “well-capitalized” institution would approximate $151 million on an adjusted basis.

Mercantile reported 16,137,646 total shares outstanding as of June 30, 2024.

Mr. Reitsma concluded, “Our ongoing strong financial performance has allowed us to continue our regular quarterly cash dividend program, and as demonstrated by our announcement of an increased third quarter cash dividend earlier today, we remain committed to providing shareholders with competitive returns on their investments.  We believe our robust capital position, asset quality metrics, and operating performance, along with the sustained strength in our commercial loan pipeline, position us to remain a steady and profitable performer and withstand any challenges resulting from the current operating environment and changing economic conditions.  The increases in loans and local deposits during the first six months of 2024 reflect the success of our community banking model and associated emphasis on forming mutually beneficial relationships with established and new clients.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced second quarter 2024 conference call on Tuesday, July 16, 2024, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the company’s operations and performance.  These materials, which are available for viewing in the Investor Relations section of Mercantile’s website at www.mercbank.com, have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank.  Mercantile provides financial products and services in a professional and personalized manner designed to make banking easier for businesses, individuals, and governmental units. Distinguished by exceptional service, a knowledgeable staff, and a commitment to the communities it serves, Mercantile is one of the largest Michigan-based banks with assets of approximately $5.6 billion. Mercantile Bank Corporation's common stock is listed on the NASDAQ Global Select Market under the symbol "MBWM."  For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram, X (formerly Twitter) @MercBank, and LinkedIn @merc-bank.

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.  Any such statements are based on current expectations that involve a number of risks and uncertainties.  Actual results may differ materially from the results expressed in forward-looking statements.  Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates or recession; significant declines in the value of commercial real estate; market volatility; demand for products and services; climate impacts; labor markets; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws and other laws and regulations applicable to us; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; the transition from LIBOR to SOFR; changes in the national and local economies; unstable political and economic environments; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission.  Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.  Investors are cautioned not to place undue reliance on any forward-looking statements contained herein

FOR FURTHER INFORMATION:

Ray Reitsma	Charles Christmas
President and CEO	Executive Vice President and CFO
616-233-2349	616-726-1202
rreitsma@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Second Quarter 2024 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands)	JUNE 30,	DECEMBER 31,	JUNE 30,
	2024	2023	2023
ASSETS
Cash and due from banks	$61,863	$70,408	$69,133
Interest-earning deposits	135,766	60,125	138,663
Total cash and cash equivalents	197,629	130,533	207,796

Securities available for sale	647,907	617,092	608,972
Federal Home Loan Bank stock	21,513	21,513	21,513
Mortgage loans held for sale	22,126	18,607	11,942

Loans	4,438,245	4,303,758	4,051,843
Allowance for credit losses	(55,408)	(49,914)	(44,721)
Loans, net	4,382,837	4,253,844	4,007,122

Premises and equipment, net	50,158	50,928	52,291
Bank owned life insurance	86,001	85,668	81,500
Goodwill	49,473	49,473	49,473
Other assets	144,744	125,566	96,978

Total assets	$5,602,388	$5,353,224	$5,137,587

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,119,888	$1,247,640	$1,371,633
Interest-bearing	3,026,686	2,653,278	2,385,156
Total deposits	4,146,574	3,900,918	3,756,789

Securities sold under agreements to repurchase	221,898	229,734	219,457
Federal Home Loan Bank advances	427,083	467,910	467,910
Subordinated debentures	49,987	49,644	49,301
Subordinated notes	89,143	88,971	88,800
Accrued interest and other liabilities	116,552	93,902	76,628
Total liabilities	5,051,237	4,831,079	4,658,885

SHAREHOLDERS' EQUITY
Common stock	297,591	295,106	292,906
Retained earnings	306,804	277,526	247,313
Accumulated other comprehensive income/(loss)	(53,244)	(50,487)	(61,517)
Total shareholders' equity	551,151	522,145	478,702

Total liabilities and shareholders' equity	$5,602,388	$5,353,224	$5,137,587

Mercantile Bank Corporation
Second Quarter 2024 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

(dollars in thousands except per share data)	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
INTEREST INCOME
Loans, including fees	$72,819	$62,006	$144,089	$119,159
Investment securities	3,624	3,111	7,046	6,118
Interest-earning deposits	2,436	801	4,469	1,125
Total interest income	78,879	65,918	155,604	126,402

INTEREST EXPENSE
Deposits	24,710	12,379	46,934	20,286
Short-term borrowings	1,757	914	3,412	1,373
Federal Home Loan Bank advances	3,252	3,051	6,651	4,845
Other borrowed money	2,088	2,023	4,173	3,963
Total interest expense	31,807	18,367	61,170	30,467

Net interest income	47,072	47,551	94,434	95,935

Provision for credit losses	3,500	2,000	4,800	2,600

Net interest income after provision for credit losses	43,572	45,551	89,634	93,335

NONINTEREST INCOME
Service charges on accounts	1,692	1,064	3,224	2,041
Mortgage banking income	3,023	1,835	5,365	3,050
Credit and debit card income	2,266	2,426	4,387	4,485
Interest rate swap income	766	748	2,104	1,785
Payroll services	686	572	1,582	1,317
Earnings on bank owned life insurance	437	402	1,609	802
Other income	811	598	2,277	1,117
Total noninterest income	9,681	7,645	20,548	14,597

NONINTEREST EXPENSE
Salaries and benefits	17,913	16,461	36,150	33,143
Occupancy	2,220	2,098	4,509	4,387
Furniture and equipment	923	878	1,852	1,700
Data processing costs	3,415	2,881	6,704	6,043
Charitable foundation contributions	4	2	707	12
Other expense	5,262	5,509	9,758	11,144
Total noninterest expense	29,737	27,829	59,680	56,429

Income before federal income tax expense	23,516	25,367	50,502	51,503

Federal income tax expense	4,730	5,010	10,154	10,171

Net Income	$18,786	$20,357	$40,348	$41,332

Basic earnings per share	$1.17	$1.27	$2.50	$2.58
Diluted earnings per share	$1.17	$1.27	$2.50	$2.58

Average basic shares outstanding	16,122,813	16,003,372	16,120,836	15,999,775
Average diluted shares outstanding	16,122,813	16,003,372	16,120,836	15,999,775

Mercantile Bank Corporation
Second Quarter 2024 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2024	2024	2023	2023	2023
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2024	2023
EARNINGS
Net interest income	$47,072	47,361	48,649	48,961	47,551	94,434	95,935
Provision for credit losses	$3,500	1,300	1,800	3,300	2,000	4,800	2,600
Noninterest income	$9,681	10,868	8,300	9,246	7,645	20,548	14,597
Noninterest expense	$29,737	29,944	29,940	28,920	27,829	59,680	56,429
Net income before federal income
tax expense	$23,516	26,985	25,209	25,987	25,367	50,502	51,503
Net income	$18,786	21,562	20,030	20,855	20,357	40,348	41,332
Basic earnings per share	$1.17	1.34	1.25	1.30	1.27	2.50	2.58
Diluted earnings per share	$1.17	1.34	1.25	1.30	1.27	2.50	2.58
Average basic shares outstanding	16,122,813	16,118,858	16,044,223	16,018,419	16,003,372	16,120,836	15,999,775
Average diluted shares outstanding	16,122,813	16,118,858	16,044,223	16,018,419	16,003,372	16,120,836	15,999,775

PERFORMANCE RATIOS
Return on average assets	1.36%	1.61%	1.52%	1.60%	1.64%	1.48%	1.69%
Return on average equity	13.93%	16.41%	16.04%	17.07%	17.23%	15.15%	17.97%
Net interest margin (fully tax-equivalent)	3.63%	3.74%	3.92%	3.98%	4.05%	3.68%	4.16%
Efficiency ratio	52.40%	51.42%	52.57%	49.68%	50.42%	51.90%	51.05%
Full-time equivalent employees	670	642	651	643	665	670	665

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	6.64%	6.65%	6.53%	6.37%	6.19%	6.65%	6.05%
Yield on securities	2.30%	2.20%	2.18%	2.13%	2.00%	2.25%	1.98%
Yield on interest-earning deposits	5.28%	5.35%	5.31%	5.26%	4.88%	5.31%	4.65%
Yield on total earning assets	6.07%	6.06%	5.95%	5.78%	5.61%	6.06%	5.48%
Yield on total assets	5.72%	5.72%	5.61%	5.45%	5.30%	5.72%	5.18%
Cost of deposits	2.42%	2.25%	1.94%	1.67%	1.36%	2.33%	1.12%
Cost of borrowed funds	3.56%	3.51%	3.15%	2.98%	2.90%	3.53%	2.73%
Cost of interest-bearing liabilities	3.40%	3.27%	2.96%	2.69%	2.37%	3.33%	2.06%
Cost of funds (total earning assets)	2.44%	2.32%	2.03%	1.80%	1.56%	2.38%	1.32%
Cost of funds (total assets)	2.31%	2.19%	1.91%	1.70%	1.48%	2.25%	1.25%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$122,728	79,930	88,187	108,602	117,563	202,658	189,554
Purchase/construction mortgage loans originated	$103,939	57,668	75,365	93,520	100,941	161,607	157,669
Refinance mortgage loans originated	$18,789	22,262	12,822	15,082	16,622	41,051	31,885
Mortgage loans originated with intent to sell	$91,490	59,280	59,135	69,305	50,734	150,770	75,638
Income on sale of mortgage loans	$2,487	2,064	1,487	2,386	1,570	4,551	2,520

CAPITAL
Tangible equity to tangible assets	9.03%	8.99%	8.91%	8.33%	8.43%	9.03%	8.43%
Tier 1 leverage capital ratio	10.85%	10.88%	10.84%	10.64%	10.73%	10.85%	10.73%
Common equity risk-based capital ratio	10.46%	10.41%	10.07%	10.41%	10.25%	10.46%	10.25%
Tier 1 risk-based capital ratio	11.36%	11.33%	10.99%	11.38%	11.24%	11.36%	11.24%
Total risk-based capital ratio	14.10%	14.05%	13.69%	14.21%	14.03%	14.10%	14.03%
Tier 1 capital	$602,835	587,888	570,730	554,634	537,802	602,835	537,802
Tier 1 plus tier 2 capital	$748,097	729,410	710,905	692,252	671,323	748,097	671,323
Total risk-weighted assets	$5,306,911	5,190,106	5,192,970	4,872,424	4,784,428	5,306,911	4,784,428
Book value per common share	$34.15	33.29	32.38	30.16	29.89	34.15	29.89
Tangible book value per common share	$31.09	30.22	29.31	27.06	26.78	31.09	26.78
Cash dividend per common share	$0.35	0.35	0.34	0.34	0.33	0.70	0.66

ASSET QUALITY
Gross loan charge-offs	$26	15	53	243	461	41	567
Recoveries	$296	439	160	230	305	735	442
Net loan charge-offs (recoveries)	$(270)	(424)	(107)	13	156	$(694)	125
Net loan charge-offs to average loans	(0.02%)	(0.04%)	(0.01%)	< 0.01%	0.02%	(0.03%)	0.01%
Allowance for credit losses	$55,408	51,638	49,914	48,008	44,721	55,408	44,721
Allowance to loans	1.25%	1.19%	1.16%	1.17%	1.10%	1.25%	1.10%
Nonperforming loans	$9,129	6,040	3,415	5,889	2,099	9,129	2,099
Other real estate/repossessed assets	$0	200	200	51	661	0	661
Nonperforming loans to total loans	0.21%	0.14%	0.08%	0.14%	0.05%	0.21%	0.05%
Nonperforming assets to total assets	0.16%	0.11%	0.07%	0.11%	0.05%	0.16%	0.05%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$1	1	1	1	2	1	2
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$2,288	3,370	3,095	1,913	1,793	2,288	1,793
Commercial real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$0	200	270	738	716	0	716
Non-owner occupied	$0	0	0	0	0	0	0
Non-real estate:
Commercial assets	$6,840	2,669	249	3,288	249	6,840	249
Consumer assets	$0	0	0	0	0	0	0
Total nonperforming assets	$9,129	6,240	3,615	5,940	2,760	9,129	2,760

NONPERFORMING ASSETS - RECON
Beginning balance	$6,240	3,615	5,940	2,760	8,443	3,615	7,728
Additions	$4,570	2,802	2,166	4,163	273	7,372	1,596
Return to performing status	$0	0	0	0	0	0	(31)
Principal payments	$(1,481)	(177)	(4,402)	(166)	(5,526)	(1,658)	(6,041)
Sale proceeds	$(200)	0	(51)	(661)	0	(200)	0
Loan charge-offs	$0	0	(38)	(156)	(430)	0	(492)
Valuation write-downs	$0	0	0	0	0	0	0
Ending balance	$9,129	6,240	3,615	5,940	2,760	9,129	2,760

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,275,745	1,222,638	1,254,586	1,184,993	1,229,588	1,275,745	1,229,588
Land development & construction	$76,247	75,091	74,752	72,921	72,682	76,247	72,682
Owner occupied comm'l R/E	$732,844	719,338	717,667	671,083	659,201	732,844	659,201
Non-owner occupied comm'l R/E	$1,059,052	1,045,614	1,035,684	1,000,411	957,221	1,059,052	957,221
Multi-family & residential rental	$389,390	366,961	332,609	308,229	287,285	389,390	287,285
Total commercial	$3,533,278	3,429,642	3,415,298	3,237,637	3,205,977	3,533,278	3,205,977
Retail:
1-4 family mortgages	$849,626	840,653	837,407	816,849	795,661	849,626	795,661
Other consumer	$55,341	51,711	51,053	49,890	50,205	55,341	50,205
Total retail	$904,967	829,364	888,460	866,739	845,866	904,967	845,866
Total loans	$4,438,245	4,322,006	4,303,758	4,104,376	4,051,843	4,438,245	4,051,843

END OF PERIOD BALANCES
Loans	$4,438,245	4,322,006	4,303,758	4,104,376	4,051,843	4,438,245	4,051,843
Securities	$669,420	630,666	638,605	613,818	630,485	669,420	630,485
Interest-earning deposits	$135,766	184,625	60,125	201,436	138,663	135,766	138,663
Total earning assets (before allowance)	$5,243,431	5,137,297	5,002,488	4,919,630	4,820,991	5,243,431	4,820,991
Total assets	$5,602,388	5,465,953	5,353,224	5,251,012	5,137,587	5,602,388	5,137,587
Noninterest-bearing deposits	$1,119,888	1,134,995	1,247,640	1,309,672	1,371,633	1,119,888	1,371,633
Interest-bearing deposits	$3,026,686	2,872,815	2,653,278	2,591,063	2,385,156	3,026,686	2,385,156
Total deposits	$4,146,574	4,007,810	3,900,918	3,900,735	3,756,789	4,146,574	3,756,789
Total borrowed funds	$789,327	815,744	837,335	761,431	826,558	789,327	826,558
Total interest-bearing liabilities	$3,816,013	3,688,559	3,490,613	3,352,494	3,211,714	3,816,013	3,211,714
Shareholders' equity	$551,151	536,644	522,145	483,211	478,702	551,151	478,702

AVERAGE BALANCES
Loans	$4,396,475	4,299,163	4,184,070	4,054,279	4,017,690	4,347,819	3,973,256
Securities	$640,627	634,099	618,517	626,714	634,607	637,363	631,137
Interest-earning deposits	$182,636	150,234	118,996	208,932	64,958	166,435	48,113
Total earning assets (before allowance)	$5,219,738	5,083,496	4,921,583	4,889,925	4,717,255	5,151,617	4,652,506
Total assets	$5,533,262	5,384,675	5,224,238	5,180,847	4,988,413	5,458,969	4,922,511
Noninterest-bearing deposits	$1,139,887	1,175,884	1,281,201	1,359,238	1,361,901	1,157,886	1,426,331
Interest-bearing deposits	$2,957,011	2,790,308	2,600,703	2,466,834	2,278,877	2,873,659	2,231,902
Total deposits	$4,096,898	3,966,192	3,881,904	3,826,072	3,640,778	4,031,545	3,658,233
Total borrowed funds	$800,577	816,848	773,491	806,376	827,105	808,713	752,330
Total interest-bearing liabilities	$3,757,588	3,607,156	3,374,194	3,273,210	3,105,982	3,682,372	2,984,232
Shareholders' equity	$540,868	527,180	495,431	484,624	473,983	534,024	483,810